UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2011

NEPHROS, INC.
(Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

001-32288	13-3971809
(Commission File Number)	(IRS Employer ID Number)

41 Grand Avenue, River Edge, New Jersey	07661
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 343-5202

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 25, 2011, Nephros, Inc. entered into a letter agreement with DHR International, Inc., an international executive search firm, whereby DHR International will conduct a search to recruit a chief executive officer for Nephros.

Under the agreement, Nephros will pay DHR International a retainer consisting of $100,000 in cash and equity worth $25,000.  The cash retainer is due in three equal installments.  The first retainer payment was due and paid on execution of the agreement.  The second retainer is due when Nephros begins the first round of interviews and the third retainer is due upon a candidate’s acceptance of an offer from Nephros.  The stock portion of the retainer is in the form of an option for 20,000 shares of common stock with an exercise price of $1.25 per share, which was the closing price of our common stock on July 25, 2011 as reported on the Over-the-Counter Bulletin Board.  The option is fully vested and has a term of 10 years.

In addition to the payments discussed above, Nephros will reimburse DHR International for indirect out-of-pocket expenses related to the executive search, such as administrative, database management and reproduction costs, which are estimated to run 12% of the aggregate retainer, and are payable in three equal installments to be billed at the same time as the three retainer installments.  Nephros also must reimburse DHR International for any direct out-of-pocket expenses, such as travel and lodging, which will be billed monthly as incurred.

In the event that Nephros hires a candidate provided by DHR International for any position other than chief executive officer, Nephros will be obligated to pay DHR International a fee equal to 33% of the individual’s projected first year total cash compensation.

DHR International anticipates the search to be completed in three months.  If the search is not completed by that time, DHR International will continue the search without charge for a period not to exceed six months.

Nephros may cancel the agreement at any time. If Nephros cancels within 60 days of execution of the agreement, the second and third cash retainers and the reimbursable indirect costs will be prorated through the date of cancellation.

If Nephros hires a candidate presented by DHR International and that individual is terminated, either voluntarily or involuntarily, within two years from the hiring date, DHR International will, at Nephros’ option, refill the position for no additional fee.

The description of the license agreement set forth above is not complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.63 to this report and is incorporated by reference.

On July 26, 2011, Nephros issued a press release announcing, among other things, its entry into the letter agreement.  A copy of the press release is attached as Exhibit 99.1.

Item 2.02	Results of Operations and Financial Condition.

On July 26, 2011, Nephros issued a press release that reported, among other things, the amount of revenue Nephros has received for the first six months of 2011 from the Office of Naval Research for work related to an advanced water purification system for military field use that Nephros is developing using its proprietary dual stage cold sterilization ultrafilter as the basis of the portable system. For 2011, Nephros has generated approximately $249,000 of revenue through June 30 from its U.S. Defense Department project.  A copy of the press release is attached as Exhibit 99.1.

Item 8.01	Other Events.

On July 26, 2011, Nephros issued a press release that provided a corporate update on its operations and strategy.  A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.63	Letter agreement, dated June 27, 2011, between Nephros, Inc. and DHR International, Inc., entered into as of July 25, 2011.

99.1	Press release dated July 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

	By:	/s/ Gerald J. Kochanski
Dated: July 26, 2011		Gerald J. Kochanski
Chief Financial Officer